Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
PLASTRON ACQUISITION CORP. II
ADOPTED IN ACCORDANCE WITH SECTION 242
OF THE DELAWARE GENERAL CORPORATION LAW

Plastron Acquisition Corp. II, a Delaware corporation (the “Corporation”) does hereby certify that:

FIRST: The Certificate of Incorporation of the Corporation shall be amended by deleting Article One in its entirety and substituting the following in lieu thereof:

“The name of the corporation is Committed Capital Acquisition Corporation (the “Corporation”).”

SECOND: The Certificate of Incorporation of the Corporation shall be amended by adding a new paragraph at the end of Article Five thereof to read as follows:

“Upon the effectiveness (the “Effective Date”) of the certificate of amendment to the certificate of incorporation containing this sentence, each one (1) share of common stock, par value $0.0001 per share (“Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Date shall be, without any action of the holder thereof, automatically reclassified as and converted into 4.21875 shares of common stock, par value $0.0001 per share (“New Common Stock”), of the Corporation. No fractional shares of New Common Stock shall be issued to the holders of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock, and no certificates or scrip representing any such fractional shares shall be issued. In lieu of such fraction of a share, any holder of such fractional share shall be entitled to receive one whole share of the New Common Stock. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

THIRD: This amendment to the Certificate of Incorporation (the “Certificate”) amends the provision of the Certificate of Incorporation of the Company, which was originally filed with the Secretary of State of the State of Delaware on January 24, 2006 and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) by the written consent of the holders of all the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the GCL.

FOURTH: This Certificate shall become effective immediately upon its filing with the Secretary of State.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by a duly authorized officer on May 20, 2011.

PLASTRON ACQUISITION CORP. II

By:	/s/ Michael Rapp
Name: Michael Rapp
Title: President